Exhibit 15.9

Consent of Independent Auditors
We consent to the incorporation by reference of our report dated 27 March 2020, with respect to the consolidated financial statements of Rosneft Oil Company included in this Amendment No. 1 to the Annual Report on Form 20-F/A of BP p.l.c. for the year ended 31 December 2019 in the following Registration Statements:

Registration Statements on Form F-3 (File Nos. 333-226485, 333-226485-01, 333-226485-02) of BP p.l.c., BP Capital Markets p.l.c., and BP Capital Markets America Inc.; and Registration Statements on Form S-8 (File Nos. 333-67206, 333-79399, 333-103924, 333-123482, 333-123483, 333-131583, 333-131584, 333-132619, 333-146868, 333-146870, 333-146873, 333-173136, 333-177423, 333-179406, 333-186462, 333-186463, 333-199015, 333-200794, 333-200795, 333-207188, 333-207189, 333-210316 and 333-210318) of BP p.l.c.

/s/ Ernst & Young LLC
Moscow, Russia
27 March 2020